EXHIBIT NO. 99.1

[AK STEEL LOGO]

News Release

Media Contact:	Alan H. McCoy, Vice President, Public Affairs (513) 425-2826
Investor Contact:	Albert E. Ferrara, Jr., Acting Chief Financial Officer (513) 425-2888

AK STEEL REPORTS 3RD QUARTER RESULTS

Company Announces 20% Reduction in Salaried Workforce

MIDDLETOWN, OH, October 24, 2003 — AK Steel (NYSE: AKS) today reported a net loss of $277.5 million, or $2.56 per diluted share of common stock, for the third quarter of 2003. Net sales were $1,064.5 million on shipments of 1,502,700 tons. Included in the net loss were non-cash charges of $101.2 million for the impairment of goodwill and $87.3 million for the write-down of a deferred tax asset. The impaired goodwill related to certain steel assets acquired by Armco prior to its 1999 merger with AK Steel. The deferred tax asset charge is associated with the tax benefits of certain net operating loss carryforwards the company said it might not be able to utilize prior to their expiration. Excluding the two non-cash charges, the net loss was $89.0 million, or $0.82 per diluted share of common stock.

The company said that increased shipments in the 3rd quarter of 2003 compared to the 3rd quarter of 2002 were largely the result of additional spot market sales. However, the company said shipments for the first nine months of 2003 were lower than for the same period in 2002, the result of reduced shipping volumes to automotive and appliance markets. Compared to the prior year 3rd quarter, the company said its average flat-rolled selling price decreased about 9%, from $721 per ton to $654 per ton.

AK Steel said that continuing high prices for raw materials and energy, lower production volumes, a less favorable product mix and an increase in pension and retiree health care benefit expenses contributed to the company’s net loss.

“Our operating results for the most recent quarter were similar to the preceding quarter. We anticipate improvements in the 4th quarter, primarily as a result of lower operating costs as well as an improved product mix,” said James L. Wainscott, president and chief executive officer of AK Steel. “We recognize the challenges we face and we are approaching each one with a strategic solution.”

20% Salaried Workforce Reduction Announced

The company also announced today that it was eliminating the jobs of about 20% of its steel operations salaried workforce, affecting approximately 475 employees. The job reductions, expected to begin by the end of October, should result in annual savings of approximately $35 million beginning in 2004. The company intends to offer severance payments based on years of service, as well as outplacement assistance, to affected eligible employees, and will record a 4th quarter charge of approximately $11 million for the associated costs.

“While we have worked to avoid reductions in force, we cannot avoid actions that affect jobs as part of our return to profitability,” said Mr. Wainscott. “I have the utmost respect for our affected employees who have been part of a winning team, but the rules have changed and so must we.”

AK Steel, headquartered in Middletown, produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. AK Steel has steel producing and finishing facilities in Middletown, Coshocton, Mansfield, Walbridge, and Zanesville, Ohio; Ashland, Kentucky; Rockport and Columbus Indiana; and Butler, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel.

AK Steel Corporation

Statements of Operations

(Unaudited)

(Dollars and Shares in Millions, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Shipments (000 tons)	1,502.7	1,435.4	4,267.1	4,375.6

Net Sales	$1,064.5	$1,117.6	$3,088.3	$3,226.8

Cost of products sold	1,047.8	933.5	2,960.3	2,788.2
Selling and administrative expenses	68.4	69.9	206.1	199.7
Depreciation	58.6	57.4	174.6	170.4
Goodwill impairment	101.2	—	101.2	—
Insurance settlement	—	—	—	(23.9)

Total operating costs	1,276.0	1,060.8	3,442.2	3,134.4

Operating profit (loss)	(211.5)	56.8	(353.9)	92.4

Interest expense	30.3	31.7	87.4	98.2
Loss on early retirement of debt	—	31.7	—	31.7
Gain on sale of Anthem stock	—	—	—	24.1
Other income	0.8	1.5	3.0	4.1

Loss before income taxes	(241.0)	(5.1)	(438.3)	(9.3)

Deferred tax asset valuation allowance	87.3	—	87.3	—
Income tax benefit	50.8	1.9	129.1	3.5

Loss from continuing operations	(277.5)	(3.2)	(396.5)	(5.8)

Loss from discontinued operations, net of tax	—	—	—	0.5
Loss on sale of Sawhill Tubular, net of tax	—	0.1	—	6.4

Net loss	$(277.5)	$(3.3)	$(396.5)	$(12.7)

Basic and diluted loss per share:
Loss from continuing operations	$(2.56)	$(0.03)	$(3.66)	$(0.06)
Loss from discontinued operations	—	—	—	—
Loss on sale of Sawhill Tubular	—	—	—	0.06

Net loss	$(2.56)	$(0.03)	$(3.66)	$(0.12)

Weighted average shares outstanding	108.5	107.9	108.5	107.9

AK Steel Corporation

(Unaudited)

Supplemental Information

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Flat rolled selling price per ton	$654	$721	$679	$698

Reconciliation of operating profit (loss)*
Operating profit (loss) excluding goodwill charge	$(110.3)	$56.8	$(252.7)	$92.4
Goodwill impairment charge	(101.2)	—	(101.2)	—

Operating profit (loss)	$(211.5)	$56.8	$(353.9)	$92.4

Reconciliation of operating profit (loss) per ton
Operating profit (loss) per ton excluding goodwill	$(73)	$40	$(59)	$21
Goodwill impairment charge per ton	(68)	—	(24)	—

Operating profit (loss) per ton	$(141)	$40	$(83)	$21

Reconciliation of net loss*
Net loss before unusual items	$(89.0)	$(3.3)	$(208.0)	$(12.7)
Goodwill impairment charge	(101.2)	—	(101.2)	—
Deferred tax asset charge	(87.3)	—	(87.3)	—

Net loss	$(277.5)	$(3.3)	$(396.5)	$(12.7)

Reconciliation of net loss per share
Net loss per share before unusual items	$(0.82)	$(0.03)	$(1.92)	$(0.12)
Goodwill impairment charge per share	(0.93)	—	(0.93)	—
Deferred tax asset charge per share	(0.81)	—	(0.81)	—

Net loss per share	$(2.56)	$(0.03)	$(3.66)	$(0.12)

* Dollars in millions

Steel Shipments

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Tons Shipped by Product (000’s)
Stainless/Electrical	212.1	239.4	665.0	758.7
Coated	732.4	724.5	2,129.3	2,230.9
Cold Rolled	288.2	299.2	851.5	977.9
Tubular	35.4	24.7	88.1	69.5
Hot Rolled	155.4	78.0	315.3	125.2
Secondary	79.2	69.6	217.9	213.4

Total Shipments	1,502.7	1,435.4	4,267.1	4,375.6

Shipments by Product (%)
Stainless/Electrical	14.1%	16.7%	15.6%	17.3%
Coated	48.7%	50.5%	49.9%	51.0%
Cold Rolled	19.2%	20.8%	20.0%	22.3%
Tubular	2.4%	1.7%	2.1%	1.6%
Hot Rolled	10.3%	5.4%	7.4%	2.9%
Secondary	5.3%	4.9%	5.0%	4.9%

Total Shipments	100.0%	100.0%	100.0%	100.0%

AK Steel Corporation

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited) September 30, 2003	December 31, 2002
Assets
Current Assets
Cash and cash equivalents	$59.1	$282.5
Accounts and notes receivables, net	482.8	403.2
Inventories - net	794.8	870.3
Other current assets	140.2	143.7

Total Current Assets	1,476.9	1,699.7

Property, plant and equipment	4,872.5	4,811.6
Accumulated depreciation	(2,343.7)	(2,179.8)

Property, plant and equipment, net	2,528.8	2,631.8
Other	1,044.8	1,068.2

Total Assets	$5,050.5	$5,399.7

Liabilities and Shareholders’ Equity
Current Liabilities
Notes payable	$50.0	$—
Accounts payable	393.2	456.8
Other Accruals	218.6	238.8
Current portion of long-term debt	62.5	62.5
Current portion of pension & postretirement benefit obligation	136.6	102.2

Total Current Liabilities	860.9	860.3

Long-term debt	1,260.2	1,259.9
Pension & postretirement benefit obligation	2,636.9	2,584.8
Other liabilities	157.8	165.4

Total Liabilities	4,915.8	4,870.4

Shareholders’ Equity
Common stock - 2003; authorized 200,000,000 shares of $0.01 per value each; 116,975,427 shares issued; 108,471,952 shares outstanding	1.2	1.2
Additional paid-in capital	1,814.8	1,812.1
Treasury stock - 2003; 8,503,475 shares at cost	(122.7)	(122.0)
Accumulated deficit	(1,380.3)	(983.8)
Accumulated other comprehensive loss	(178.3)	(178.2)

Total Shareholders’ Equity	134.7	529.3

Total Liabilities and Shareholders’ Equity	$5,050.5	$5,399.7

AK Steel Corporation

Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Nine Months Ended September 30,
	2003	2002
Cash Flow From Operating Activities:
Net loss	$(396.5)	$(12.7)
Depreciation	174.6	170.4
Amortization	8.3	7.4
Deferred taxes	(38.6)	48.0
Goodwill impairment	101.2	—
Working capital	(79.5)	(117.4)
Pension and other postretirement benefit expense in excess of payments	85.1	41.5
Other	8.8	21.9

Net Cash Flow From Operating Activities of Continuing Operations	(136.6)	159.1

Cash Flow From Investing Activities:
Capital investments	(64.0)	(64.9)
Purchase of business and investments	(68.3)	(44.2)
Proceeds from sale of business, investments and PP&E	4.7	144.8
Other	(0.1)	(0.3)

Net Cash Flow From Investing Activities of Continuing Operations	(127.7)	35.4

Cash Flow From Financing Activities:
Proceeds from notes payable	50.0	—
Proceeds from issuance of debt	—	538.1
Principal payments on long-term debt	—	(550.6)
Premium payment on redemption of long-term debt	—	(25.1)
Redemption of preferred stock	—	(13.1)
Preferred stock dividends	—	(0.9)
Purchase of treasury stock	(0.6)	(1.6)
Other	(8.5)	(2.1)

Net Cash Flow From Financing Activities of Continuing Operations	40.9	(55.3)

Cash Flow From Discontinued Operations	—	3.1

Net Increase (Decrease) in Cash	(223.4)	142.3
Cash and Cash Equivalents, Beginning	282.5	101.0

Cash and Cash Equivalents, Ending	$59.1	$243.3

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